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                                                              EXHIBIT 5
                  Public Service Electric and Gas Company
                               80 Park Plaza
                             Newark, NJ  07101


                                  October 6, 1994


Securities and Exchange Commission 450 Fifth Street, N.W. Judiciary Plaza Washington, DC 20549

         Re:  $210,000,000 of Preferred Securities
              of Public Service Electric and Gas Capital, L.P.

Ladies and Gentlemen:

         I am General Corporate Counsel of Public Service Electric and Gas Company (the "Company") and in that capacity, have represented the Company in connection with the proposed issuance from time to time by Public Service Electric and Gas Capital, L.P., a New Jersey limited partnership ("Public Service Capital"), of $210,000,000 stated liquidation preference of Cumulative Monthly Preferred Securities (the "Preferred Securities"), representing limited partner interests (the "Preferred Partner Interests") and the execution and delivery by the Company of one or more Payment and Guaranty Agreements (the "Guarantees") and the issuance of one or more series of Subordinated Debentures (the "Subordinated Debentures") in connection therewith and the registration of the Preferred Securities, the Guarantees and the Subordinated Debentures under the Securities Act of 1933, as amended. The Subordinated Debentures will be issued under an Indenture (the "Indenture") between the Company and First Fidelity Bank, National Association, as trustee.

         For purposes of giving the opinions hereinafter set forth, I have examined the originals or copies of the following:

         (a) the Certificate of Limited Partnership of the Partnership, dated as of September 30, 1994 (the "Partnership Certificate"), as filed in the office of the Secretary of State of the State of New Jersey (the "Secretary of State") on September 30, 1994;

         (b) the Agreement of Limited Partnership of the Partnership, dated as of September 30, 1994;

         (c) the registration statement (the "Registration Statement") on Form S-3, including a related prospectus (the "Prospectus") and a prospectus supplement, filed by the Company, and Public Service Capital with the
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Securities and Exchange Commission with respect to the Preferred Securities, the Guarantees and the Subordinated Debentures;

         (d) a form of Amended and Restated Limited Partnership Agreement of the Partnership, attached as an exhibit to the Registration Statement (the "Agreement"); and

         (e) a form of Action of Public Service Capital relating to the Preferred Partner Interests (the "Action").

         The Agreement as amended and supplemented by the Action, is hereinafter referred to as the "LP Agreement." Initially capitalized terms used herein and not otherwise defined are used as defined in the LP Agreement.

         The opinions expressed below are based on the following assumptions:

         (a)  the Registration Statement will become effective;

         (b) the proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

         (c)  prior to issuance of any series of Preferred Securities:

                (i) the general partner of Public Service Capital will authorize the issuance of, and determine the terms of, such series of Preferred Securities;

               (ii) the Indenture will have been executed and delivered by the Company and the Board of Directors of the Company or a committee thereof will have authorized the issuance of, and established the terms of, the series of the Subordinated Debentures related to such series of Preferred Securities;

              (iii) the Guarantee related to such series of Preferred Securities will be executed and delivered by the Company in accordance with appropriate resolutions of the Board of Directors of the Company or a committee thereof;

         (d) the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended;

         (e) with respect to all documents examined by me, (i) the authenticity of all documents submitted to me as authentic originals, (ii) the conformity with the originals of all documents submitted to me as copies or forms, and (iii) the genuineness of all signatures; and

         (f) (i) the due authorization, execution and delivery by all parties thereto of all documents examined by me, (ii) the receipt by each Preferred Partner of a Certificate and the payment for the Preferred Partner Interests acquired by it, in accordance with the LP Agreement and (iii) that the Preferred Partner Interests are issued and sold to the Preferred Partners in accordance with the Registration Statement and the LP Agreement.


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         Based upon the foregoing, and upon my examination of such questions of law and statutes of the State of New Jersey as I have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

         1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the laws of the State of New Jersey.

         2. Assuming that the Preferred Partners, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, upon issuance and payment as contemplated by the LP Agreement, the Preferred Partner Interests will represent valid and, subject to the qualifications set forth herein, will be fully paid and nonassessable limited partner interests in the Partnership, as to which the Preferred Partners, as limited partners of the Partnership, will have no liability in excess of their obligations to make payments provided for in the LP Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Preferred Partner to repay any funds wrongfully distributed to
it).

         3. There are no provisions in the LP Agreement the inclusion of which, subject to the terms and conditions therein, or, assuming that the Preferred Partners, as limited partners of the Partnership, take no action other than actions permitted by the LP Agreement, the exercise of which, in accordance with the terms and conditions therein, would cause the Preferred Partners as limited partners of the Partnership, to be deemed to be participating in the control of the business of the Partnership.

         4. When properly executed, authenticated, delivered and paid for as provided in the Indenture, the Subordinated Debentures will be legally issued, valid and binding obligations of the Company.

         5. When executed and delivered by the Company, the Guarantees will be valid and binding obligations of the Company.

         This opinion is limited to the laws of the State of New Jersey (excluding the securities laws) and of the United States, and I have not considered and express no opinion on the laws of any other jurisdiction.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement.


                                  Very truly yours,


                                  /s/JAMES T. FORAN
                                  JAMES T. FORAN
                                  General Corporate Counsel